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                                                                     EXHIBIT 9.1

                             [OPTIMARK LETTERHEAD]



May 23, 2001

VIA HAND DELIVERY
-----------------

Mr. Koji Hayashi
Managing Director
Nihon Keizai Shimbun, Inc.
9-5, Ohtemachi 1-chome
Chiyoda-ku Tokyo 100-0004
Japan

Mr. Yasuhiko Nonomura
President
Japan OptiMark Systems, Inc.
9-5, Ohtemachi 1-chome
Chiyoda-ku Tokyo 100-8066
Japan

RE:     PLANNED RESTRUCTURING OF JAPAN OPTIMARK SYSTEMS, INC.
        -----------------------------------------------------

Dear Hayashi san and Nonomura san:

         Thank you for meeting with us yesterday and today to discuss the planned restructuring of Japan OptiMark Systems, Inc. ("JOS").

         In view of our these meetings, the following will confirm the commitment of Nihon Keizai Shimbun, Inc. ("Nikkei"), JOS, and OptiMark, Inc. ("OptiMark").

         OptiMark approves to Nikkei's purchase of shares of JOS from the Additional Investors (as defined in the Joint Venture Agreement dated September 29, 1998) in connection with the suspension of the OSE OptiMark Market

         JOS agrees to pay the Support Amounts due to OptiMark through August 31, 2001, including Support Amounts for May 2001 as required under the "Support and Maintenance Plan" dated January 23, 2001. JOS also agrees to reimburse OptiMark for expenses incurred in connection with assembling materials that OptiMark was to submit into escrow on behalf of JOS.

         Nikkei, JOS, and OptiMark will work together over the next 4 to 6 weeks to discuss and explore future business opportunities between them. Depending on the outcome of this effort, the exclusivity right granted in favor of JOS under the Technology License Agreement dated March 3, 1999 may be renegotiated.
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         We thank you for your candor in regard to this difficult situation and look forward to working with you in the future.


                                            Very truly yours,

                                            Optimark, Inc.

                                            By:  /s/ Robert Warshaw
                                                 -------------------------------
                                                 Robert Warshaw
                                                 Chief Executive Officer


Accepted and Agreed:


/s/ Koji Hayashi
--------------------------
Mr. Koji Hayashi
Managing Director
Nihon Keizai Shimbun, Inc.

Date: May 23, 2001




/s/ Yasuhiko Nonomura
----------------------------
Mr. Yasuhiko Nonomura
President
Japan OptiMark Systems, Inc.

Date: May 23, 2001


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                                  May 23, 2001


Mr. Robert Warshaw
Chief Executive Officer
OptiMark, Inc.
10 Exchange Place
24th Floor
Jersey City, New Jersey 07302


Dear Mr. Warshaw:

     We were very honored to have met with you yesterday and we are pleased to confirm the commitment of the two parties.

     Considering the current status of the Market and the losses JOS is incurring every month, we regretfully agree with OSE on its request to suspend OSE OptiMark Market, and move onto the next stage of restructuring JOS.

     We were grateful to see your genuine consideration and understanding on the matter during yesterday's meeting, and we kindly request your written consent to the suspension of OSE OptiMark Market by sending back this letter with your acknowledging signature. We will show this letter to OSE, and OSE will take necessary measures for the suspension, including possible resolution at their coming Board Meeting in June.

     In the meanwhile, we are ready and look forward to discussing with you on the future activity of JOS. We value your technology and the partnership between the two companies. It is our sincere hope that JOS will play an important part in the promotion of your technology in Japan. Please provide us with the information on your technology with your best advice on the possible market in Japan.
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     Again, we thank you for your continued efforts and greatly appreciate the relationship that the two parties have established thus far. We look forward to continue working with you on potential business opportunities.


                                   Cordially yours,



                                   /s/ Koji Hayashi
                                       ----------------------------------
                                       Koji Hayashi
                                       Managing Director
                                       Nihon Keizai Shimbun, Inc.

Accepted and Agreed:



/s/ Robert Warshaw
    --------------------------
    Mr. Robert Warshaw
    Chief Executive Officer
    OptiMark, Inc.
    Date:  May 23, 2001
          --------------------